Exhibit 99.1

April 11, 2011

To Our Shareholders:

Overall we are pleased with the progress and performance of your company in fiscal 2011. Perhaps the most pleasant surprise of this past year was the accelerated recovery of the global lift truck industry. Along with most of the major lift truck manufacturers, we were anticipating a modest recovery in fiscal 2011, with more significant gains in fiscal 2012. However, markets in several areas came back more quickly than expected.

Very early in the year the Chinese market began to experience a very robust and rapid recovery. China has now reached historic highs in terms of lift truck shipments and our revenue growth has been consistent with the market. The Asia-Pacific, European and North American markets have also seen significant improvements although these markets have yet to come close to their respective historical market peaks.

During the year we saw two major differences relative to growth of regional lift truck markets and our revenues. First, the North American lift truck market increased 3% in fiscal 2011 compared with fiscal 2010, while our revenues were up 32%. We view this disparity as more a matter of timing than any strategic shift in our market position. The North American lift truck market did not get to its lowest recession levels until the second half of fiscal 2010. It basically remained there through the first half of fiscal 2011 with the recovery beginning in the third quarter. Lift truck shipments were up 24% in the second half of fiscal 2011 compared to the first half. Many of our OEM customers began building inventory as they saw lift truck order rates increase to insure their ability to meet the growing market demand. Also, we saw some degree of pent-up demand for our materials handling products, particularly on the part of major national account customers who had deferred capital equipment purchases during the prior two years.

Second, year-on-year growth in the European lift truck industry was 19% while our revenue growth was 14%, net of the impact of foreign exchange, for the same period. The primary factor impacting our growth rate relative to the industry growth rate was a fundamental change in our marketing approach in certain market segments. While we intend to remain price competitive in a highly price-competitive marketplace, we are also cognizant of the fact that in the long term we cannot fully serve our customers if we are not profitable. This led to decisions, in certain cases, to decline business which in our judgment would provide little or no potential for profit.

Without question the most significant unanticipated event in fiscal 2011 was the massive flood that struck the Queensland area of Australia this past January. Our factory and central offices in Brisbane were completely destroyed but fortunately all of our employees and their families were unharmed. We often talk to our customers about the value of working with a global supplier and this was certainly one time when that value was realized. Our Australian organization, along with our plants in Asia, North America and China, have done an exceptional job of continuing to meet our customers’ needs as they work to recover from this terrible natural disaster. The losses incurred in the fourth quarter resulting from this event had a material negative impact on our fourth quarter earnings. However, we believe insurance coverage will provide substantial recovery of flood-related losses in the current fiscal year.

As those of you who are familiar with our company are well aware, we entered fiscal 2011 having just completed the most significant restructuring in our company’s history. This included the closing of three major production facilities in Europe and approximately a 50% reduction in our European workforce. To some extent, the work of restructuring our European operations continued through all of fiscal 2011. Our expectations of achieving at least a break-even level of profitability in fiscal 2011 turned out to be somewhat premature and did not fully consider the extent of the remaining work necessary to complete the full rationalization of our operations following these closures.

Achieving profitability in all of our European operations remains the primary strategic objective of our management team. This has been a long, expensive and unfortunately, heretofore elusive goal. However, we are confident that the work and investment of the past two years has positioned us to meet this critical objective in fiscal 2012.

Looking forward to fiscal 2012 we are cautiously optimistic that the recovery in all of the regional lift truck markets will continue although we believe it will be much more moderate than the growth experienced in fiscal 2011. We are also mindful of the fact that potential inflationary pressures on the cost of commodity inputs, and particularly steel, may present a challenge to both our company and our industry during the coming year.

During fiscal 2011 we reduced our debt by approximately $14 million which reduced our debt to total capital ratio from 17% in fiscal 2010 to 12% at year end. Based on current projections, we should have the capacity to accelerate our debt retirement in fiscal 2012 and could potentially be debt free, net of cash, by year end. The Board of Directors and the management team are committed to managing the company’s future free cash flow in a manner that accounts for opportunities to grow our business while continuing to provide our shareholders with an attractive return on their investment.

I want to convey our deep gratitude to all of our employees worldwide for their vital contribution to Cascade’s success this past year. It is their skill, creativity and commitment to our customers and to our company that makes Cascade’s future so bright. I also wish to acknowledge and thank our customers, suppliers and distribution partners for their continuing support. They too are a vital part of Cascade’s success.

Sincerely,

/s/ Robert C. Warren
Robert C. Warren
President and Chief Executive Officer